Exhibit 12
                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Six Months ended June 30, 2000
                             (Dollars In Thousands)

EARNINGS:

  Income from Continuing Operations before income taxes           $     118,839
  Add (Deduct):
    Minority Share of Losses                                               (127)
    Earnings on Equity Method                                            (9,210)
    Distributions from Minority Subsidiaries                             10,516
    Minority interest in majority-owned subsidiaries
      that have fixed charges                                            18,500
                                                                   -------------
                                                                        138,518

    Add fixed charges:
      Consolidated interest expense                                      59,852
      Interest Portion (1/3) of Consolidated Rent Expense                 7,638
                                                                   -------------
                                                                   $    206,008
                                                                   =============

FIXED CHARGES:
    Consolidated interest expense                                  $     59,852
    Interest Portion (1/3) of Consolidated Rent Expense                   7,638
                                                                   -------------
                                                                   $     67,490
                                                                   =============

RATIO OF EARNINGS TO FIXED CHARGES                                         3.05
                                                                   =============

    Tax-Effected Redeemable Preferred Dividends                    $         40
    Fixed Charges                                                        67,490
                                                                   ------------
    Fixed Charges and Redeemable Preferred Dividends               $     67,530
                                                                   =============
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                       3.05
                                                                   =============

    Tax-Effected Preferred Dividends                               $        493
    Fixed Charges                                                        67,490
                                                                   -------------
    Fixed Charges and Preferred Dividends                          $     67,983
                                                                   =============

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                  3.03
                                                                   =============